Exhibit 3

Names and Addresses of the Managers

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

J.P. Morgan Securities LLC

338 Madison Avenue

New York, New York 10179

Morgan Stanley & Co. LLC

1585 Broadway, 4th Floor

New York, New York 10036